BY-LAWS

                                       of

                             MAG ENTERPRISES, INC.

--------------------------------------------------------------------------------

                               ARTICLE I - OFFICES

      The principal office of the corporation shall be in the City of Orange, County of Essex, State of New Jersey. The corporation may also have offices at such other places within or without the State of Utah as the board may from time to time determine or the business of the corporation may require.

                            ARTICLE II - SHAREHOLDERS

1. PLACE OF MEETINGS.

      Meetings of shareholders shall be held at the principal office of the corporation or at such place within or without the State of Utah as the board shall authorize.

2. ANNUAL MEETING.

      The annual meeting of the shareholders shall be held on the 31st day of January at 4:00 p.m. in each year if not a legal holiday, and, if a legal holiday, then on the next business day following at the same hour, when the shareholders shall elect a board and transact such other business as may properly caste before the meeting.

3. SPECIAL MEETINGS.

      Special meetings of the shareholders may be called by the board or by the president and shall be called by the president or the secretary at the request in writing of a majority of the board or at the request in writing by shareholders owning a majority in amount of the shares issued and outstanding. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at a special meeting shall be confined to the purposes stated in the notice.

4. FIXING RECORD DATE.

      For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other


                                    By-Laws A
action, the board shall fix, in advance, a date as the record date for any such determination of shareholders. Such date shall not be more than fifty nor less than ten days before the date of such meeting, nor more than fifty days prior to any other action. If no record date is fixed it shall be determined in accordance with the provisions of law.

5. NOTICE OF MEETINGS OF SHAREHOLDERS.

      Written notice of each meeting of shareholders shall state the purpose or purposes for which the meeting is called, the place, date and hour of the meeting and unless it is the annual meeting, shall indicate that it is being issued by or at the direction of the person or persons calling the meeting. Notice shall be given either personally or by mail to each shareholder entitled to vote at such meeting, not less than ten nor more than fifty days before the date of the meeting. If action is proposed to be taken that might entitle shareholders to payment for their shares, the notice shall include a statement of that purpose and to that effect. If mailed, the notice is given when deposited in the United States mail, with postage thereon prepaid, directed to the shareholder at his address as it appears on. the record of shareholders, or, if he shall have filed with the secretary a written request that notices to him be mailed to some other address, then directed to him at such other address.

6. WAIVERS.

      Notice of meeting need not be given to any shareholder who signs a waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him.

7. QUORUM OF SHAREHOLDERS.

      Unless the certificate of incorporation provides otherwise, the holders of a majority of the shares entitled to vote thereat shall constitute a quorum at a meeting of shareholders for the transaction of any business, provided that when a specified item of business is required to be voted on by a class or classes, the holders of a majority of the shares of such class or classes shall constitute a quorum For the transaction of such specified item of business.

      When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

      The shareholders present may adjourn the meeting despite the absence of a quorum.

8. PROXIES.

      Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent without a seating may authorize another person or persons to act for him by proxy.


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

      Every proxy must be signed by the shareholder or his attorney-in-fact. No proxy shall be valid after expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the shareholder executing it, except as otherwise provided by Law.

9. QUALIFICATION OF VOTERS.

      Every shareholder of record shall be entitled at every meeting of shareholders to one vote for every share standing in his name on the record of shareholders, unless otherwise provided in the certificate of incorporation.

10. VOTE OF SHAREHOLDERS.

      Except as otherwise required by statute or by the certificate of incorporation;

      (a) directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election;

      (b) all other corporate action shall be authorized by a majority of the votes cast.

11. WRITTEN CONSENT or SHAREHOLDERS.

      Any action that way be taken by vote may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of all the outstanding shares entitled to vote thereon or signed by such lesser number of holders as may he provided for in the certificate of incorporation.

                             ARTICLE III - DIRECTORS

1. BOARD OF DIRECTORS.

      Subject to any provision in the certificate of incorporation the business of the corporation shall be managed by its board of directors, each of whom shall be at least 18 years of age and need not be shareholders.

2. NUMBER OF DIRECTORS.

      The outer of directors shall be

When all of the shares are owned by less than three shareholders, the number of directors may be less than three but not less than the number of shareholders.


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

3. ELECTION AND TERM OF DIRECTORS.

      At each annual meeting of shareholders, the shareholders shall elect directors to hold office until the next annual meeting. Each director shall hold office until the expiration of the term for which he is elected and until his successor has been elected and qualified, or until his prior resignation or removal.

4. NEWLY CREATED DIRECTORSHIPS AND VACANCIES.

      Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board for any reason except the removal of directors without cause may be filled by a vote of a majority of the directors then in office, although less than a quorum exists, unless otherwise provided in the certificate of incorporation. Vacancies occurring by reason of the removal of directors without cause shall be filled by vote of the shareholders unless otherwise provided in the certificate of incorporation. A director elected to fill a vacancy caused by resignation, death or removal shall be elected to hold office for the unexpired term of his predecessor.

5. REMOVAL OF DIRECTORS.

      Any or all of the directors may be removed for cause by vote of the shareholders or by action of the board. Directors may be removed without cause only by vote of the. shareholders.

6. RESIGNATION.

      A director may resign at any time by giving written notice to the board, the president or the secretary of the corporation. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the board or such officer and the acceptance of the resignation shall not be necessary to make it effective.

7. QUORUM OF DIRECTORS.

      Unless otherwise provided in the certificate of incorporation, a majority of the entire board shall constitute a quorum for the transaction of business or of any specified item of business.

8. ACTION OF THE BOARD.

      Unless otherwise required by law, the vote of a majority of the directors present at the time of the vote, if a quorum is present at such time, shall be the act of the board. Each director present shall have one vote regardless of the number of shares, if any, which way hold.

9. PLACE AND TIME OF BOARD MEETING.

      The board may hold its meetings at the office of the corporation or at


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

such other places, either within or without the State of New York, as it may from time to time determine.

10. REGULAR ANNUAL MEETING.

      A regular annual meeting of the board shall be held immediately following the annual meeting of shareholders at the piece of such annual meeting of shareholders.

11. NOTICE OF MEETINGS OF THE BOARD, ADJOURNMENT.

      (a) Regular meetings of the board may be held without notice at such time and place as it shall from time to time determine. Special meeting of the board shall be held upon notice to the directors and may be called by the president upon three days notice to each director either personally or by mail or by wire; special meetings shall be called by the president or by the secretary in a like manner on written request of two directors. Notice of a meeting need not be given to any director who submit a waiver of notice whether before or after the meeting or who attends the meeting without protesting prior thereto or at its commencement, the Lack of notice to him.

      (b) A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. Notice of the adjournment shall be given all directors who were absent at the time of the adjournment and, unless such time and place are announced at the meeting, to the other directors.

12. CHAIRMAN.

      At all meetings of the board the president, or in his absence, a chairman chosen by the board shall preside.

13. EXECUTIVE AND OTHER COMMITTEES.

      The board, by resolution adopted by a majority of the entire board, may designate from among its members an executive committee and other committees, each consisting of three or more directors. Each such committee shall serve at the pleasure of the board.

14. COMPENSATION.

      No compensation shall be paid to directors, as such, for their services, but by resolution of the board a fixed sum and expenses for actual attendance, at each regular or special meeting of the board way be authorized. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.


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                              ARTICLE IV - OFFICERS

1. OFFICES, ELECTION. TERM.

      (a) Unless otherwise provided for in the certificate of incorporation, the board may elect or appoint a president, one or more vice presidents, a secretary and a treasurer, and such other officers as it may determine, who shall have such duties, powers and functions as hereinafter provided.

      (b) All officers shall be elected or appointed to hold office until the meeting of the board following the annual meeting of shareholders.

      (c) Each officer shall hold office for the term for which he is elected or appointed and until his successor has been elected or appointed and qualified.

2. REMOVAL, RESIGNATION, SALARY, ETC.

      (a) Any officer elected or appointed by the board may be removed by the board with or without cause.

      (b) In the event of the death, resignation or removal of an officer, the board in its discretion may elect or appoint a successor to fill the unexpired term.

      (c) Any two or more offices may be held by the same person, except the offices of president and secretary. When all of the issued arid outstanding stock of the corporation is owned by one person, such person may hold all or any combination of offices.

      (d) The salaries of all officers shall be fixed by the board.

      (e) The directors may require any officer to give security for the faithful performance of his duties.

3. PRESIDENT.

      The president shall be the chief executive officer of the corporation; he shall preside at all meetings of the shareholders and of the board; he shall have the management of the business of the corporation and shall see that all orders and resolutions of the board are carried into effect.

4. VICE-PRESIDENTS.

      During the absence or disability of the president, the vice-president, or if there are more than one, the executive vice-president, shall have all the powers and functions of the president. Each vice-president shall perform such other duties as the board shall prescribe.


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

5. SECRETARY.

      The secretary shall:

      (a) attend all meetings of the board and of the shareholders;

      (b) record all votes and minutes of all proceedings in a book to be kept for that purpose;

      (c) give or cause to be given notice of all meetings of shareholders and of special meetings of the board;

      (d) keep in safe custody the seal of the corporation and affix it to any instrument when authorized by the board;

      (e) when required, prepare or cause to be prepared and available at each meeting of shareholders a certified list in alphabetical order of the names of shareholders entitled to vote thereat, indicating the number of shares of each respective class held by each;

      (f) keep all the documents and records of the corporation as required by law or otherwise in a proper and safe manner;

      (g) perform such other duties as may be prescribed by the board.

6. ASSISTANT-SECRETARIES.

      During the absence or disability of the secretary, the assistant-secretary, or if there are more than one, the one so designated by the secretary or by the board, shall have all the powers and functions of the secretary.

7. TREASURER.

      The treasurer shall:

      (a) have the custody of the corporate funds and securities;

      (b) keep full and accurate accounts of receipts and disbursements in the corporate books;

      (c) deposit all money and other valuables in the name and to the credit of the corporation in such depositories as may be designated by the board;

      (d) disburse the funds of the corporation as may be ordered or authorized by the board and preserve proper vouchers for such disbursements;

      (e) render to the president and board at the regular meetings of the board, or whenever they require it, an account of all his transactions as treasurer and of the financial condition of the corporation;


                                    By-Laws C

      (f) render a full financial report at the annual meeting of the shareholders if so requested;

      (g) be furnished by all corporate officers and agents at his request, with such reports and statements as he may require as to all financial transactions of the corporation;

      (h) perform such other duties as are given to him by these by-laws or as from time to time are assigned to him by the board or the president.

8. ASSISTANT-TREASURER.

      During the absence or disability of the treasurer, the assistant-treasurer, or it there are more than one, the one so designated by the secretary or by the board, shall have all the powers and functions of the treasurer.

9. SURETIES AND BONDS.

      In case the board shall so require, any officer or agent of the corporation shall execute to the corporation a bond in such sum and with such surety or sureties as the board may direct, conditioned upon the faithful performance of his duties; to the corporation and including responsibility for negligence and for the accounting for all property, funds or securities of the corporation which may come into his hands.

                       ARTICLE V - CERTIFICATES FOR SHARES

1. CERTIFICATES.

      The share of the corporation shall be represented by certificates. They shall, be numbered and entered in the books of the corporation as they are issued. They shall exhibit the holder's name and the number of shares and shall be signed by the president or a vice-president and the treasurer or the secretary and shall bear the corporate seal.

2. LOST OR DESTROYED CERTIFICATES.

      The board may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation, alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the man in such manner as it shall require and/or give the corporation a bond in such sum and with such surety or sureties as it may direct as indemnity against any


                                    By-Laws H
claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.

3. TRANSFERS OF SHARES.

      (a) Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, and cancel the old certificate; every such transfer shall be entered on the transfer book of the corporation which shall be kept at its principal office. No transfer shall be made within ten days next preceding the annual meeting of shareholders.

      (b) The corporation shall be entitled to treat the holder of record of any share as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof, except as expressly provided by the laws of New York.

4. CLOSING TRANSFER BOOKS.

      The board shall have the power to close the share transfer books of the corporation for a period of not more than ten days during the thirty day period immediately preceding (1) any shareholders' meeting, or (2) any date upon which shareholders shall be called upon to or have a right to take action without a meeting, or (3) any date fixed for the payment of a dividend or any other form of distribution, and only chose shareholders of record at the time the transfer books are closed, shall be recognized as such for the purpose of (1) receiving notice of or voting at such meeting, or (2) allowing then to take appropriate action, or (3) entitling them to receive any dividend or other form of distribution.

                             ARTICLE VI - DIVIDENDS

      Subject to the provisions of the certificate of incorporation and to applicable Law, dividends on the outstanding shares of the corporation may be declared in such amounts and at such time or times as the board may determine. Before payment of any dividend, there may be set aside out of the net profits of the corporation available for dividends such sum or sums as the board from time to time in its absolute discretion deems proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the board shall think conducive to the interests of the corporation, and the board may modify or abolish any such reserve.


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

                          ARTICLE VII - CORPORATE SEAL

      The seal of the corporation shall be circular in form and bear the name of the corporation, the year of its organization and the words "Corporate Seal, Utah." The seal may be used may be used by causing it to be impressed directly on the instrument or writing to be sealed, or upon adhesive substance affixed thereto. The seal on the certificates for shares or on any corporate obligation for the payment of money may be a facsimile, engraved or printed.

                     ARTICLE VIII - EXECUTION OF INSTRUMENTS

      All corporate instruments and documents shall be signed or countersigned, executed, verified or acknowledged by such officer or officers or other person or persons as the board may from time to time designate.

                            ARTICLE IX - FISCAL YEAR

      The fiscal year shall begin the first day of January in each year.

             ARTICLE X - REFERENCES TO CERTIFICATE OF INCORPORATION

      Reference to the certificate of incorporation in these by-laws shall include all amendments thereto or changes thereof unless specifically excepted.

                           ARTICLE XI - BY-LAW CHANGES

AMENDMENT, REPEAL, ADOPTION, ELECTION OF DIRECTORS.

      (a) Except as otherwise provided in the certificate of incorporation the by-laws may be amended, repealed or adapted by vote of the holders of the shares at the time entitled to vote in the election of any directors. By-laws may also be amended, repealed or adopted by the board but any by-law adopted by the board may be amended by the shareholders entitled to vote thereon as hereinabove provided.

      (b) If any by-law regulating an impending election of directors is adopted, amended or repealed by the board, there shall be see forth in the notice of the next meeting of shareholders for the election of directors the by-law so adopted, amended or repealed, together with a concise statement of the changes made.


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

                              SMITH & WESSON CORP.

                           TRADEMARK LICENSE AGREEMENT

This Agreement, effective as of January 1, 1998, by and between SMITH & WESSON CORP., a Delaware Corporation with its principal office at 2100 Roosevelt Avenue, Springfield, Massachusetts 01102-2208, U.S.A. (hereinafter called Licensor"), and Safari Enterprises, Inc., a Delaware Corporation having its principal office at 64 Edson Street, Amsterdam, New York 12010, U.S.A. (hereinafter called "Licensee"). In consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Licensor and Licensee, the parties agree as follows:

1. Definitions: As used in this Agreement, the following terms shall have the following meanings:

      a. "Marks" shall mean those trademarks identified in Exhibit A attached hereto, and also any trade dress of Licensor's products and all of the Licensor's rights in such Marks including, without limitation, common law rights, and registrations and applications for registration of any such Marks in any state, federal or other jurisdiction.

      b. "Licensed Articles' shall mean the articles of merchandise listed in Exhibit B, attached hereto and marked with one or more of the Marks.

      c "Net Sales Price" shall be the invoiced price at which Licensed Articles are sold or provided by Licensee, less any sales tax, and less any credits for returns actually made or allowances in lieu of returns, provided that such returns and/or allowances relate to sales which were previously included in royalty calculations under this Agreement and less trade discounts and/or retailer promotional programs. The Net Sales Price on account of sales, giveaways, or other transactions, without charge or at discounted prices, and sales to any person directly or indirectly related to or affiliated with Licensee shall be computed based on regular selling prices to the trade. There shall be no deduction from the Net Sale Price on which royalties are due hereunder for uncollectable accounts, advertising expenses or other expenses of any kind except those specifically identified in this Section.

      d. "Licensed Territory" is the geographic area identified in Section 2(a) of this Agreement.

      e.    "Minimum Guaranteed Royalty" shall have the meaning set forth in
            Section 3(a) of this Agreement.

      f. "Contract Year" and "First Contract Year" shall have the meanings given those respective terms set forth in Section 2(c) of this Agreement.

      g. "Dollars" and all references to "royalties", "taxes", "credits", as well as any and all other monetary values set forth herein shall refer to or be computed in U.S. Dollars.

2. Grant of License, Term, Licensee's Duties

      a. Licensor hereby grants to Licensee an exclusive, indivisible license, without the right to sublicense to use the Marks in connection with the manufacture and sale of Licensed Articles in the United States, its possessions and Canada. Licensee shall not use, or permit the use of, the Marks with any other product except as specifically provided in this Agreement.

      b. An annual marketing plan must be submitted by Licensee to Licenser for its approval, along with brand statement and strategy. A minimum of two percent (2%) of gross annual sales revenue from the Licensed Articles is to be spent per year by Licensee for promotional activities including marketing, trade advertising and other advertising and public relations expenditures.

      c. The term of this Agreement shall be for the period beginning January 1, 1998 through July 1, 2001 at midnight, unless sooner terminated. This Agreement can be renewed for a successive term after the conclusion of the initial term if a subsequent agreement between the parties is negotiated. A party's determination not to renew or extend this Agreement may be effected without cause. Each period set forth below is referred to as a "Contract Year":

            First Contract year - January 1, 1998 - June 30, 1999 Second Contract year - July 1, 1999 - June 30, 2000
            Third Contract year  -  July 1, 2000 - June 30, 2001

      d. Licensee shall use its best efforts to promote the sale of Licensed Articles in the Territory and shall maintain resources and a sales force sufficient and adequate to accomplish Licensee's obligations hereunder.

      e. Licensee shall make available to Licensor or its designated agent(s) any Licensed Article on the most favorable terms and conditions offered by Licensee for that Licensed Article.

3. Royalties and Payment, Minimum Guaranteed Royalty, Reporting

      a. Licensee shall pay Licensor a Two Thousand Dollar ($2,000.00) non-refundable signature fee on signature. In addition, Licensee shall pay to Licensor a minimum royalty ("Minimum Guaranteed Royalty") for each Contract Year, or portion thereof, until changed by mutual written agreement of the parties. For the First Contract Year, the Minimum Guaranteed Royalty shall be Fifteen Thousand Dollars ($15,000) reduced by the two thousand dollar ($2,000.00) signature fee when paid.

            The remainder First Contract Year Minimum Guaranteed Royalty shall be payable quarterly in six (6) equal quarterly installments commencing April 1, 1998. For each Contract Year thereafter, the Minimum Guaranteed Royalty shall be paid in four equal installments on the dates on which each royalty payment is due in accordance with the terms set forth herein. The Minimum Guaranteed Royalty schedule is as follows:

            First Contract Year                       $15,000
            Second Contract Year                      $25,000
            Third Contract Year                       $35,000

      b. Licensee shall pay Licensor a royalty equal to the greater of the Minimum Guaranteed Royalty or five (5%) percent of the Net Sales Price at wholesale of all Licensed Articles sold, distributed or otherwise provided by Licensee during or after the term of this Agreement. Payments and schedules shall be made in accordance with the terms set forth hereinafter.

      c. On or below the fifteenth day of the first month of each calendar quarter beginning April 1, 1998, Licensee shall furnish to Licenser full and accurate statements, certified by the Chief Financial Officer of Licensee, showing the number, description, total Net Sales Prices and gross revenue of the Licensed Articles sold, distributed or otherwise provided by the Licensee during the preceding calendar quarter. Licensee shall, simultaneously with such statements, pay to Licensor the royalty due thereon. Licensee may credit against any such royalty payment any Minimum Guaranteed Royalty payment made by Licensee contemporaneously with such quarterly statement. Any Minimum Guaranteed Royalty paid for any Contract Year shall not be refunded to Licensee. On or before the first day of the fourth month following the end of each Contract Year, Licensee shall furnish to Licenser a statement certified by the Chief Financial Officer of Licensee showing total sales of Licensed Articles, gross revenues therefrom as well as royalties and royalties paid for the preceding Contract Year. If such statement discloses that the amount of royalties paid during any period to which such statement relates were less than the amount required to be paid, Licensee shall pay such deficiency concurrently with the delivery of the statement. The quarterly and yearly statements shall each show in detail all calculations used in the computation of royalties.

      d. For purposes of this Agreement, a Licensed Article shall be considered sold or provided when such Article has been shipped, distributed, paid for, billed or invoiced, whichever first occurs.

      e. Any delinquent amounts under this Agreement shall bear simple interest at the rate of 1.5 percent per month, or if lower, the highest rate permitted by Massachusetts law, from the due date thereof until paid.

4. Protection of Marks

      a. Licensee acknowledges Licensor's exclusive right, title and interest in and to the Marks, both at common law and under applicable laws in the United States and all other jurisdictions, and will not, either directly or indirectly, at any time, do anything to discredit, encumber or diminish any part of such right, title or interest or challenge the validity of this License. Licensee agrees that its use of the Marks will inure entirely to the benefit of Licensor. Licensee shall assist Licensor, to the extent necessary or appropriate, upon request by Licensor, in the procurement of any protection of Licensor's rights in the Marks. Upon Licensor's request from time to time, Licensee shall provide Licensor with six specimens of any Mark used on Licensed Articles and whatever other documentation or information may be requested by Licensor for the registration of any Mark in any category into which the Licensed Articles fall.

      b. Licensee shall use the Marks only in the form and manner and with appropriate legends as prescribed from time to time by Licensor, and shall not use any other trademark or service mark in combination with any Mark without prior written approval of Licensor. In any written material, including the packaging, advertising materials, catalogs, brochures and the like associated with the Licensed Articles, in addition to the "(R)" symbol displayed adjacent to the Mark, as appropriate, Licensee shall use the following legend at least once in each such document: "Licensed Trademark of Smith & Wesson Corp." Licensee shall display the following notice prominently on the first page of each such material: "Safari Enterprises, Inc. is an authorized exclusive Licensee of Smith & Wesson Corp."

      c. Licensee recognizes that the SMITH & WESSON name, all trade dress and associated marks are world famous and that, even if not registered in any country, the unauthorized use thereof would seriously dilute the distinctiveness of such name, trade dress and the associated marks and would irreparably harm the Licensor.

      d. Licensee shall immediately notify Licensor in writing of any infringements or third party imitations of any Mark or other act of a third party which may concern the Mark(s), of which Licensee becomes aware. Licensor shall have the sole right to determine whether or not any action shall be taken on account of such infringements or imitations. Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Licensor.

      e. Licensor shall undertake to apply for and obtain registration, in its name and at its own expense, of any of the Marks in association with the Licensed Articles in any country in which Licensee may request and as deemed by Licenser to be necessary or appropriate to protect the Marks and the goodwill associated therewith

5. Assignment of Marks

      If Licensee shall acquire by act or operation of law by deed or operation of law any rights in the marks in any country, Licensee shall notify Licensor and immediately assign such rights to Licenser, together with any goodwill that may have inured to the benefit of the Licensee. Licensee shall not permit any other person to use any of the Marks without Licensor's prior written consent, and shall cause any manufacturer or other person involved in the production, promotion, sale or provision of Licensed Articles to agree to assign to Licensor any rights in any Mark acquired by such manufacturer or other person. Licensee agrees take all steps as shall be necessary to protect Licensor's trademark rights in such Marks, and to assure Licensor's exclusive ownership thereof.

6 Indemnification

      a. Licensee shall at all times during and after the term of this Agreement, and to the fullest extent permitted by law, indemnify, defend and hold harmless Licensor and Licensor's parents, successors, assigns, franchisees, subsidiaries, affiliates, licensing agents and distributors, and the present and former directors, officers, agents and employees of each of the foregoing entities, from and against any and all damages, demands, claims, suits, actions, investigations, administrative proceedings, charges, costs and expenses, including, without limitation, attorneys fees and court costs, settlement amounts, judgments, compensation for damages to Licenser's reputation and any losses of any nature which arise out of or are based on the following:

            (1) Any actual or alleged design defect, manufacturing defect, failure to warn or instruct, breach of contract, breach of express or implied warranty, unfair or deceptive trade practices, failure to pay rightful claims, negligence, strict liability in tort, or any other under any other legal theory associated in any way with the Licensed Articles;

            (2) The infringement, alleged infringement or any other violation or alleged violation of any patent, trademark, trade dress or copyright rights or other proprietary rights owned or controlled by third parties by reason of the manufacture, use, advertising, sale, service, distribution or provision of the Licensed Articles;

            (3) The violation, or alleged violation of any federal, state or local law or law of any jurisdiction, or of any regulation, ruling, standard or directive, or of any industry standard with respect to or applicable to the Licensed Articles;

            (4) My insolvency or bankruptcy on the part of the Licensee any act of government or nature which causes any discontinuation of the business of Licensee or any forfeiture, change or discontinuation of lull or partial control of Licensee or a Sublicensee;

            (5) Licensee s breach of any warranty, covenant, representation, agreement or obligation hereunder;

            (6) My sets of omissions of Licensee or its agents, servants or contractors with respect to the manufacture, promotion, provision, sale, or servicing of Licensed Articles or use of the Marks by Licensee; or

            (7) Any other acts or omissions of Licensee or agents, servants or contractors thereof.

      b. Licensee shall promptly give Licensor notice of any action, suit, proceeding, claim, demand, inquiry or investigation relating to the Marks or Licensed Articles. Licensor may, at its sole option, elect to undertake the defense of any such action, suit, proceeding, claim, demand, inquiry or investigation, provided that such an undertaking by Licensor shall not diminish Licensee's obligation hereunder to indemnify Licensor and to hold it harmless. All losses and expenses incurred under this Section shall be chargeable to Licensee pursuant to its obligations to indemnify under this Section, regardless of any actions, activity or defense undertaken by Licensor or the subsequent success or failure of such actions, activity or defense.

      c. Licensor assumes no liability whatsoever for the acts or omissions of Licensee or any of those with whom Licensee may contract for the promotion, manufacture, distribution, sale or provision, or servicing of Licensed Articles notwithstanding any prior consent by Licensor to such contract.

7. Insurance

      Licensee shall maintain, throughout the term of this Agreement, at its own expense, liability insurance from a U.S. insurance company with a Moody's rating of "Baa" or higher, with such liability coverages and limits as are acceptable to Licenser, including insurance against claims from bodily injury, property damage and with a limit of insurance of at least one million U.S. dollars ($1,000,000) per occurrence, including a contractual liability endorsement or a coverage provision which provides coverage to Licensee's obligations to indemnify Licensor. Such policies shall name Licensor as an additional insured and shall provide that Licensor shall receive at least thirty (30) days prior written notice of intent to cancel, alter or amend such policy. The "other insurance" clause, if any, shall be deleted from such policy with respect to the coverage furnished to Licensor under such policy and shall have no application to any insurance maintained by Licensor. The insurance coverage secured by Licensee shall be primary with respect to Licensor, and other insurance in force with respect to Licensor shall be neither primary nor contributing. Licensee shall provide Licensor, within thirty (30) days after the execution of this Agreement and upon Licensor's request from time-to-time thereafter, with certificates or other evidence of insurance required by this Section. Licensee shall keep all insurance coverages required by this Agreement in full force and effect for a period of three (3) years after the termination of this Agreement.

8. Quality of Licensed Articles

      a. Licensee agrees, represents and warrants to Licensor, that all Licensed Articles shall be state-of-the-art, of high safety and structural standards, of such style, appearance, quality and consistency as shall be suitable for distribution and satisfactory for consumer usage, and otherwise merchantable and fit for the purposes for which they are intended to be used. At least 30 days before manufacturing or promoting, and again before distributing, selling or providing any Licensed Article, and upon Licensor's request from time to time, Licensee shall submit to Licensor, for its written approval, not to be unreasonably withheld, samples of Mark usage or description of each Licensed Article together with any labeling, packaging, or promotion material and literature in respect of which such Licensed Article is to be marketed, distributed or sold. The number of samples to be furnished by Licensee shall be such reasonable number as Licensor may from time to time request. All samples shall be provided without charge to Licensor. No Licensed Article shall be distributed, sold or provided pursuant to this Agreement until Licensee has obtained Licensor's written approval of the samples submitted. It is understood, however, that failure of the Licensor to provide Licensee with written approval or rejection of the samples submitted within twenty (20) business days of the Licensor's receipt of such samples shall be deemed to constitute approval on the part of the Licensor of such samples.

      b. All Licensed Articles shall be of the same quality and workmanship as the approved sample, and in the manufacture and provision thereof, Licensee shall cause to be used state-of-the-art manufacturing processes, techniques and quality control procedures in order to ensure that the Licensed Articles will consistently comply with the highest product quality standards. Under no circumstances shall Licensee sell, distribute, give away or otherwise deal or cause to have sold, distributed, given away or otherwise dealt Licensed Articles that are seconds or substandard, that bear a distortion of the Marks or that otherwise do not comply with this Agreement.

      c. Licensee shall consistently distinguish the Licensed Articles from other products and services manufactured, distributed or sold by Licensee and shall avoid any confusing similarity between such other products and services and the Licensed Articles. Licensee shall take such actions as are necessary to maintain the Licensed Articles as separate and distinct lines of styling, design and merchandising from any other product and service manufactured, sold or provided by Licensee.

      d. Licensee shall, no later than ninety (90) days before the expiration of any Contract Year, furnish Licensor a statement showing the number and description of Licensed Articles in inventory and in process.

9. Compliance with Government, Regulations, Industry Standards and Product
   Testing

      Licensee agrees that the manufacture, distribution and sale of the Licensed Articles will conform at all times to all applicable federal, state and local laws, regulations, industry standards, ordinances and other enactments, including, without limitation, those relating to product safety in all countries into which the Licensed Articles are shipped.

10. Promotional Material

      Licensee shall not use the Marks or any reproduction thereof in any advertising, promotional or display material without Licensor's prior written approval. Under no circumstances will promotional materials or programs be used by Licensee that reflect unfavorably on the Marks or disparage marks of third parties. All advertising, display or promotional copy utilizing or in any way connected with the Marks, shall carry a notice that the Marks are the property of Licensor, and at least six (6) copies of such advertising, display or promotional copy shall be submitted to Licensor for prior written approval, not to be unreasonably withheld, at least thirty (30) days in advance of production and upon Licensor's request from time to time thereafter. Any approval granted by Licensor under this Section will extend only to Licensee's use of the Marks. It is understood, however, that failure of the Licenser to provide Licensee with written approval or rejection of the copies submitted within twenty (20) business days of the Licensor's receipt of such copies shall be deemed to constitute approval on the part of the Licensor of such copies. Licensor shall not be liable for content or accuracy of such advertising, promotional or display material nor for infringement of patents, copyrights, trademarks, or any other proprietary rights owned, used, or controlled by third parties, by reason of Licensee's promotional activities.

11. Records

      a. Licensee shall keep accurate books of account and records covering all transactions relating to the license herein granted. Licensor and its duly authorized independent accountants or other representatives shall, from time to time, have the right at reasonable times upon Licensor's prior written request of at least thirty (30) business days to examine such books of account and records and other documents and material in Licensee's possession or under its control with respect to Licensee's activities in connection with this Agreement, and such persons shall have free and full access for such purposes and may make copies thereof or extracts therefrom. Licensee shall keep all such records available to Licensor for at least three (3) years after expiration or termination of this Agreement. Licensee will designate a symbol or number which will be used exclusively in connection with the Licensed Articles and with no other articles or services which Licensee may manufacture, sell or distribute, and that duplicates of all billings by Licensee to its customers with respect to Licensed Articles shall be kept by Licensee for inspection as is herein provided.

      b. If any audit by Licensor shall reveal a shortfall of royalties paid by Licensee against royalties actually due in accordance with this Agreement. Licensee shall within fifteen (15) days make payment to Licenser of such shortfall, plus simple interest at the rate of 1.5 percent per month or if lower, the highest rate permitted by Massachusetts law, for the period of such shortfall. In addition, if such audit shall reveal a shortfall of more than five percent (5%) of royalties due, Licensee shall reimburse Licensor for the services of its accountant and for any other expenses of Licenser incident thereto including, without limitation, any attorneys' fees and costs of collection.

12. Termination

      In addition to any other rights which Licensor may otherwise have, Licensor may terminate this Agreement at any time, immediately upon written notice;

      a. If within six (6) months from the date of this Agreement, Licensee shall not have begun the bona fide design, specification and/or concluded contracts for production, distribution or sale of the Licensed Articles; or

      b. If Licensee shall, after said written notice, fail for a period in excess of three consecutive months to continue the bona fide design, specification, distribution or sale of the Licensed Articles; or

      c. If Licensee shall fail to make any payment due hereunder or to deliver any of the statements required hereunder) and if such default shall continue for a period of 15 days after notice of such default by Licensor to Licensee or if such a failure shall occur twice in any consecutive 12-month period even if both failures are corrected as provided hereunder; or

      d.    If Licensee or its property:

            1)    Becomes subject to a receiver or trustee; or

            2)    Becomes insolvent; or

            3) Becomes subject to an involuntary or voluntary petition under National Bankruptcy Laws, or

            4)    Makes an assignment for the benefit of its creditors; or

      e. If there is any deliberate deficiency in the Licensee's reporting which affects royalties or gross revenue or any other aspect of this Agreement; or

      f If any warranty, representation or covenant made by Licensee hereunder, or any information as to product quality or safety provided by Licensee hereunder, is false or misleading; or

      g. If Licensee fails to comply with any term or condition of this Agreement, other than those specifically set forth in clauses a. through f. above, and such non-compliance continues beyond a period of fifteen (15) days after notice thereof is given by the Licensor.

      Any termination by Licensor shall be without prejudice to any of Licensor's other rights or remedies.

13. Effect of Termination

      a. After expiration or other termination of this Agreement, Licensee shall have no further right to manufacture, distribute, sell, exploit, provide, render or otherwise deal in any Licensed Articles which utilize the Marks, except that Licensee may dispose of Licensed Articles which are on hand or in process or to be provided at the time of expiration or termination so long as (1) Licensee reports in writing to Licensor, no later than thirty (30) days after termination of this Agreement, the total number of Licensed Articles which will be disposed of, (2) the sale or provision thereof is completed within six months, (3) all payments when due are made to Licensor, (4) such disposal or provision of Licensed Articles shall be in accordance with the terms of this Agreement, and (5) statements and royalty and gross revenue share payments with respect to that period are made by Licensee in accordance with Section 3. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Sections 12(c), 12(d), 12(e), 12(f), or 12(g), Licensee shall not dispose of or provide any Licensed Articles which are on hand, in process or to be provided at the time of termination in association with the Marks. A final statement and payment shall be made by Licensee within fifteen (15) days after the end of such six-month period. Upon expiration of such 6-month period herein, all molds, plates, prints and other materials used to reproduce the Marks for the manufacture or provision of the Licensed Articles and related advertising shall be destroyed and evidence of such destruction shall be given to the Licensor.

      b. In the event this Agreement expires or is otherwise terminated for any reason, Licensee shall, and hereby does agree to assign to Licenser any and all rights of Licensee in the Marks, including associated goodwill, and the designs, trade dress and styles of the Licensed Articles to the extent such design or styles contain or employ any of the Marks, and shall not thereafter market, manufacture or sell any such designs or styles or use the Marks in any manner in connection with any provided services.

      c. Except as provided in subsection (a) of this paragraph, upon the expiration or termination of this Agreement, Licensee shall immediately cease all further use of the Marks and any names, trademarks, trade dress, characters, symbols, designs, likenesses or visual representations as might be likely to cause confusion or deceive purchasers or prospective purchasers or dilute any trade name, trademark, trade dress or service mark of Licensor including, without limitation, Licensor's corporate and private names, other trademarks, trade dress symbols, designations, indices, slogans and other means of identifying products or services of Licensor, whether or not identified herein as a Mark.

      d. Licensee agrees that the Marks are distinctive and possess special, unique and extraordinary characteristics which make difficult the assessment of the monetary damages that Licensor would sustain by unauthorized use. Licensee recognizes that irreparable injury would be caused to Licensor by any unauthorized use of the Marks and agrees that preliminary and/or permanent injunctive and other equitable relief would be appropriate in the event of a breach of this Agreement by Licensee provided, however, that such remedy shall not be exclusive of other legal remedies otherwise available.

      e. Licensee's obligations and agreements set forth in Sections 3 through 11, 13, 14, 17, 19 and 20 shall survive any termination or expiration of this Agreement.

14. Notices

      All notices and statements to be given hereunder shall be in writing, any such notice or statement shall be deemed duly given if mailed by certified mail, return receipt requested, if to Licensor, at;

      Smith & Wesson Corp.
      2100 Roosevelt Avenue
      P.O. Box 2208
      Springfield, MA 01102-2208, U.S.A.

                                    Attention: John Steele
                                               Director of Licensing

and it to Licensee, at:

      Safari Enterprises, Inc.
      64 Edson Street
      Amsterdam, New York 12010

                                    Attention: Morton Berger
                                               President

15. No Joint Venture

      Nothing in this Agreement shall be construed to place the parties in the relationship of partners or joint ventures and Licensee shall have no power to [ILLEGIBLE] this Agreement; b) Licensee shall not sell or otherwise transmit or transfer to any party engaged in the design or manufacture of items similar to any of the Licensed Articles, any design, style, know-how, technology or other item or knowledge of a technical or competitive nature, furnished to Licensee by or through Licensor. Any transfer or attempt to transfer of this license to any entity in which the present directors of Licensee do not have voting control shall be deemed an assignment prohibited hereunder. The consent of Licensor to one assignment, transfer or sublicense shall not be deemed to be consent to any subsequent assignment, transfer or sublicense. Nothing provided herein shall limit Licensor's right to transfer and/or assign any of its rights hereunder.

18. Score and Modification

      This Agreement sets forth the entire agreement between the parties, and supersedes all prior agreements and understandings between the parties, relating to the subject matter hereof. None of the terms of this Agreement may be waived or modified except as expressly agreed in writing by both parties.

19. Severability

      Should any provision of this Agreement be declared void or unenforceable, the validity of the remaining provisions shall not be affected thereby.

20. Governing Laws, Jurisdiction and Venue for Suit

      a This Agreement shall be made in the Commonwealth of Massachusetts and its terms shall be interpreted in accordance with and governed by the laws thereof.

      b. Any suit, action or other proceeding brought by Licensee which stems from or relates to the subject matter of this Agreement shall be limited to an action brought in U.S. District Court in Springfield, Massachusetts, USA.

      c. Licensee hereby waives any and all right to assert a defense based on jurisdiction and/or venue for an action by Licensor brought in U.S. District Court in Springfield, Massachusetts, USA which stems from or relates to the subject matter of this Agreement.

                                   Licensor:

Witnessed By:                      SMITH & WESSON CORP.

/s/ [ILLEGIBLE]                    By: /s/ [ILLEGIBLE]
-----------------------                --------------------------
                                   (Title) V.P. Administration
                                           ----------------------
                                   Date: November 6, 1997
                                         ------------------------


                                   Licensee:

Witnessed By:                      SAFARI ENTERPRISES, INC.

/s/ [ILLEGIBLE]                    By: /s/ Morton Berger
-----------------------                --------------------------
                                   (Title) President
                                           ----------------------
                                   Date: November 4, 1997
                                         ------------------------

                          EXHIBIT "A" - Licensed Marks

SMITH & WESSON - as seen in U.S. Registration No. 95,164

S & W MONOGRAM - as seen in U.S. Registration No. 1,724,977

                          EXHIBIT B - Licensed Articles

Still cameras, including single use still cameras.

                         [LETTERHEAD OF Smith & Wesson]

January 12, 1996

Mr. Mort Berger
Safari Enterprises, Inc.
64 Edson St.
Amsterdam, NY 12010

Dear Mort;

This letter will confirm that we are adding recoil pads for firearms to your existing license agreement effective January 1, 1998.

If you have any questions, don't hesitate to contact me.

Best Regards,


/s/ John Steele

John Steele
Director of Licensing and Merchandising

JSS: jid


Accepted:       /s/ Morton Berger
          ---------------------------
                 Morton Berger

                         [LETTERHEAD OF Smith & Wesson]

May 18, 1999

Mr. Morton Berger, President
Safari Enterprises
64 Edson Street
Amsterdam NY 12010

Dear Mort,

Further to our several discussions, this letter will serve as an amendment to our Trademark License Agreement dated January 1, 1998. The agreement is amended as follows:

            Exhibit B - Licensed Articles

      Targets for use with firearms. Specifically excludes all animal silhouettes, and all human silhouettes except for specific use by law enforcement agencies.

All other terms and conditions of the above referenced Trademark License Agreement remain the same.

Please sign both originals, keep one for your files and return a signed original to me.

Best Regard                                  Accepted,


/s/ John Steele

John Steele, Director                        Morton Berger, President
Licensing and Merchandising                  Safari Enterprises

      Agreement made as of the 1st day of April, 1994, between Safari Associates, Inc., having its office at 64 Edson Street, Amsterdam, New York, hereinafter called the Employer, and Morton Berger, residing at 13 Eastbourne Drive, Spring Valley, New York, hereinafter called the Manager.

1. Term. The Employer employs the Manager for a term of five years from the date hereof as Manager of the Employer's business, subject to termination and extension as hereinafter provided.

2. Duties. The Manager shall well and faithfully serve the Employer in such capacity as aforesaid, and shall at all times devote his whole time, attention and energies to the management and improvement of said business to the utmost of his ability, and shall do and perform such services, acts and things connected therewith as the Employer shall from time to time direct and are of a kind properly belonging to the duties of a manager.

3. Restrictive Covenant. The Manager shall not divulge any matters relating to said business or to the Employer or to any customer which may become known to the Manager by reason of his employment or otherwise, save as in so far as may be necessary in the interests of said business.

4. Compensation. The Employer shall pay the Manager a salary of One Thousand ($1,000.00) Dollars a week.

5. Termination. Either party may terminate this agreement by giving the other three months' notice in writing, but without prejudice to any right or claim which may have then accrued to either of the parties hereunder. In the event of the illness of the Manager or other cause incapacitating him from attending to his duties as manager for twelve (12) consecutive weeks, the Employer may terminate this agreement without notice upon payment to the Manager of Twenty Five Thousand ($25,000.00) Dollars in lieu of notice in addition to all, if any, arrears of salary. In the event of a breach of this agreement by the Manager, the Employer may terminate this agreement and shall pay to the Manager all unpaid salary, if any, accrued to the date of termination.

6. Extension. This agreement shall continue from year to year after the original term.

7. This agreement shall be interpreted in accordance with the laws of the State of New York.

8. This agreement sets forth the complete understanding of the parties and may not be modified except in writing signed by both parties.

9. In the event of a dispute under this agreement, said dispute shall be submitted to the American Arbitration Association in the City of New York, and both parties agree to share equally the costs of arbitration and further agree to be bound by its decision.

      Any decision of the American Arbitration Association may be reduced to a judgment in the Courts' of the State of New York.

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their names and seals as of the day and year first above written.

                                                Safari Associates, Inc.


                                                By: /s/ Lillian Berger
                                                    ----------------------------
                                                    Lillian Berger Sec/Treasurer


                                                    /s/ Morton Berger
                                                    ----------------------------
                                                           Morton Berger

                    [LETTERHEAD OF Smith & Wesson(R) Targets]

                                                    December 14, 1999

Mr. Richard Heitfield, President
Creative Urethanes, Inc.
310 N. 21st Street
Purcellville, VA 20134

Dear Mr. Heitfield:

Enclosed please find an executed original of our agreement. Please execute a duplicate original and return same to our office.

                                                    Very Truly Yours,


                                                    /s/ Morton Berger
                                                    Morton Berger
                                                    President

Agreement

      This Agreement is made this 1st day of November, 1999, by and between Safari Target Corporation d/b/a Smith & Wesson Target; hereinafter referred to as "Buyer", and Creative Urethanes Inc., hereinafter referred to as "Seller". This agreement supersedes all previous agreements.

WITNESSETH:

      WHEREAS, Buyer owns certain proprietary designs for self-sealing targets and bases (hereinafter collectively "Products"), and also owns the molds used for the manufacture of such Products; and

      WHEREAS, Seller is desirous of manufacturing Products for Buyer, using Buyer's molds, and of selling such manufactured Products exclusively to Buyer pursuant to the terms and conditions hereof; and

      WHEREAS, Buyer is desirous of having Seller manufacture said products exclusively for Buyer and of purchasing said manufactured products exclusively from Seller pursuant to the terms and conditions hereof;

      NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which is acknowledged, the parties hereby agrees as follows:

      1. Seller agrees that it will manufacture self-sealing targets exclusively for Buyer and Buyer agrees it will purchase self-sealing targets exclusively from Seller.

      2. ORDERS: All purchase to be made pursuant to this Agreement shall take the form of separate orders to be communicated in writing, from time to time, from Buyer to Seller. Orders will be prioritized according to Buyer's purchase orders to the best of Seller's ability.

      3. TERMS: The prices which Seller shall charge to Buyer for the Products shall be in accordance with quotations supplied to Buyer prior to and during the term of contract, appended hereto and made a part hereof. All Products shall be shipped by Seller F.O.B, Purcellville, Virginia, to Buyer's business address at 64 Edson Street, Amsterdam, NY 12010 and Buyer shall pay the freight charges. Buyer shall pay to Seller the sum due on the Products which it purchases according to the net 30 day terms established by seller's credit department. Buyer agrees to pay a finance charge on all outstanding invoices that are beyond terms at a rate of 1.50% applied to over due balances at the end of each month and payable within the next calendar month.

      4 QUALITY CONTROL: Seller agrees that all Products which it manufactures for Buyer shall comply with Buyer's Quality Control Guidelines. In the event that any of the Products fail to comply with such Quality Control Guidelines, Seller shall credit Buyer's account for the amount paid for such non-complying products and include costs for processing and return of non-conforming items. Replacement of non-conforming product will be ensured but Seller reserves the right to inspect the non-conforming products prior to issuance of the credit to Buyer's account.

Agreement

      5. MANUFACTURE: All manufacture of the Products shall be performed by Seller Using "Durothane" TM, proprietary polyurethane system specifically designed for self-sealing target requirements. All molding will be done in tooling developed for and purchased by the Buyer. Seller shall not directly or indirectly subcontract the manufacture of any Products without prior written consent from Buyer. All molds purchased shall remain the property of the Buyer and be the responsibility of the Seller while at the manufacturing facility. At termination of this agreement, Seller agrees to return the molds to Buyer at Buyer's expense upon payment of all outstanding invoices, if any. Buyer is responsible for cost of mold maintenance, repair or replacement and will issue purchase orders as required.

      6. PROPRIETARY RIGHTS: All Products manufactured by Seller for Buyer using Buyer's molds and Durothane, TM urethane technology are proprietary products to be sold only to Buyer or its designees. Seller agrees that it shall not use Buyer's molds to manufacture Products for itself or for anyone other than Buyer. Buyer agrees to utilize Seller as the only manufacturing facility unless the manufacturing agreement is terminated as in 7 thereof.

Seller further agrees that for the duration of this agreement it will not manufacture self-sealing targets for or to anyone other than the Buyer and it' designees. It is also understood and agreed that should Seller decide not to renew this agreement or becomes unable to continue to manufacture self-sealing targets and target bases for Buyer, it will return buyer's molds to buyer at Buyer's expense upon payment for any outstanding debt owed to Seller, if any. Additionally, Seller will transfer to Buyer or it's designee, complete technical know-how, including but not limited to materials, formulas (Durothane, TM technology), production procedures, list and description of necessary equipment and other information required by Buyer to establish it's own manufacturing facility and will render technical assistance in the establishment of such facility. Buyer agrees to pay Seller for the aforesaid transfer of know-how and technical assistance. The value of which, to be determined at such time of transfer. Seller agrees that in consideration of the payment it shall receive for the transfer of know-how, it shall not directly of indirectly transfer said know-how to any third party and will not directly or indirectly compete with Buyer in the manufacture or sale of self-sealing targets for a period of three years after the transfer of know-how and technical assistance is complete.

      7. TERM: The initial term of this Agreement shall expire on November 1, 2000. The Agreement shall automatically renew for successive one (1) year periods, expiring each November 1, unless either party shall give notice to the other, not earlier than September 1, and not later than October 1, indicating that it does not desire to renew the Agreement, in which event the Agreement shall expire on the following November 1. Contract year defined as November 1 to October 31.

      8. INVENTORY: In the event of termination or expiration of this Agreement, any inventory of products in Seller's possession shall be purchased by Buyer.

Agreement

      9. BREACH: If either party shall be in default of any of the terms and provisions of this Agreement, the non-defaulting party shall have the right to give notice of intent in writing, by certified mail, addressed to the other party at it's address as herein set forth, to terminate within sixty (60) days, specifying in such notice the grounds for the alleged breach or default. If the party receiving such notice corrects the breach or default within the sixty (60) day period, then the Agreement shall continue in full force and effect. However, if the breach or default is not cured within such time, then the party giving notice shall have the right to terminate this Agreement forthwith.

      10. WARRANTY: Seller guarantees material and workmanship on all products manufactured in accordance with this agreement.

      11. NOTICES: All notices permitted or required hereunder shall be in writing, sent by certified mail, addressed as follows:

      To Buyer: Smith & Wesson Targets
                64 Edson Street
                Amsterdam, NY 10210

      To Seller: Creative Urethanes, Inc.
                 P.O. Box 919
                 Purcellville, VA 20134

      12. LAW: This Agreement shall be deemed to be made and accepted in, and shall be interpreted in accordance with the laws of the State of Virginia

      13. This agreement sets forth the entire understanding of the parties and may not be changed or modified except in writing by the parties intended to be bound.

      14. This agreement may not be assigned by the seller.

      IN WITNESS WHEREOF, the parties hereto have hereunto affixed their names and seals by their duly authorized representatives, to be effective as of the date first above written.

                                                Smith & Wesson Targets

                                                By: /s/ Morton Berger
                                                    ----------------------------
                                                    Morton Berger, President


                                                Creative Urethanes, Inc.

                                                By: /s/ Richard Heitfield
                                                    ----------------------------
                                                    Richard Heitfield, President

                                    MORTGAGE

      Safari Enterprises, Inc.
                    Mortgagor

      Lillian Berger,
                    Mortgagee

--------------------------------------------------------------------------------

Return To:

                    Lillian Berger
                    13 Eastbourne Drive
                    Spring Valley, New York 10977

                    Phone: (914) 425-6484

                                    MORTGAGE

      This indenture, made the 21st day of October, 1996, between SAFARI ENTERPRISES, INC., a Delaware Corporation, having its principle office at No. 64 Edson Street, Amsterdam, N.Y. 12010, hereinafter referred to as the MORTGAGOR, and LILLIAN BERGER, residing at No. 13 Eastbourne Drive, Spring Valley, N.Y. 10977, hereinafter referred to as the MORTGAGEE.

                                  WITNESSETH:

      WHEREAS, the City of Amsterdam Industrial Development Agency, having an office at No. 61 Church Street, Amsterdam, New York, did by a certain lease/purchase agreement, bearing date the 21st day of December, 1993, demise and lease to SAFARI ENTERPRISES, INC., its successors and assigns, all and singular the premises hereinafter mentioned and described, together with its appurtenances; to have and to hold the same unto the said SAFARI ENTERPRISES, INC., its successors and assigns, for and during and until the full end and term
of ten years, from the 1st             day of July           , 1994, fully to be
complete and ended on the 1st day of July, 2004, yielding and paying therefor unto the said City of Amsterdam Industrial Development Agency and its successors and assigns, the yearly rent or sum of $12,375.36; and

      WHEREAS, the MORTGAGOR is justly indebted to the MORTGAGEE in the sum of $39,500.00, lawful money of the United States, to be repaid on December 1, 1997, together with interest thereon at the rate of nine (9%) percent per annum, to be paid in installments as follows: Interest to the 1st day of December, 1996, and thereafter, interest only of $296.25 on the first day of each month until the 1st day of December, 1997, when the unpaid principle balance, including accrued interest, shall become due and payable according to a certain note or obligation bearing even date herewith, the MORTGAGOR for better securing the payment of the said sum of money mentioned in the condition of the said note or obligation, with interest thereon, and also in consideration of the sum of one dollar to the MORTGAGOR in hand paid by the MORTGAGEE, the receipt whereof is acknowledged, has granted, bargained, sold, assigned, transferred and set over, and by these presents does grant, bargain, sell, assign, transfer and set over unto the MORTGAGEE.

ALL the premises known as No. 64 Edson Street, Amsterdam, New York, consisting of approximately 1.5 acres of land and the building thereon erected, located in the Edson Street Industrial Park, commonly known as lots number 7 and 8 as shown on a map of the Edson Street Industrial Park prepared by Surveying and Mapping Consultants, which map is dated November 23, 1992, and which lots bear Tax Map SBL Number 56.14-2-04; the aforesaid lots 7 and 8 partially border along the Southerly boundary of Edson Street. The subject premises are shown on a survey map that was prepared by Richard A. Papa, licensed land surveyor, dated April 24, 1991, and revised on June 4, 1991, a copy of which is annexed hereto and marked "Exhibit A". The aforesaid premises were previously conveyed to MORTGAGOR by the Amsterdam Industrial Development

      This indenture, made the 21st day of October, 1996, between SAFARI ENTERPRISES, INC., a Delaware Corporation, having its principle office at No. 64 Edson Street, Amsterdam, N.Y. 12010, hereinafter referred to as the MORTGAGOR, and LILLIAN BERGER, residing at No. 13 Eastbourne Drive, Spring Valley, N.Y. 10977, hereinafter referred to as the MORTGAGEE.

      WHEREAS, the City of Amsterdam Industrial Development Agency, having an office at No. 61 Church Street, Amsterdam, New York, did by a certain lease/purchase agreement, bearing date the 21st day of December, 1993, demise and lease to SAFARI ENTERPRISES, INC., its successors and assigns, all and singular the premises hereinafter mentioned and described, together with its appurtenances; to have and to hold the same unto the said SAFARI ENTERPRISES, INC., its successors and assigns, for and during and until the full end and term
of ten years, from the 1st             day of July           , 1994, fully to be
complete and ended on the 1st day of July, 2004, yielding and paying therefor unto the said City of Amsterdam Industrial Development Agency and its successors and assigns, the yearly rent or sum of $12,375.36; and

      WHEREAS, the MORTGAGOR is justly indebted to the MORTGAGEE in the sum of $39,500.00, lawful money of the United States, to be repaid on December 1, 1997, together with interest thereon at the rate of nine (9%) percent per annum, to be paid in installments as follows: Interest to the 1st day of December, 1996, and thereafter, interest only of $296.25 on the first day of each month until the 1st day of December, 1997, when the unpaid principle balance, including accrued interest, shall become due and payable according to a certain note or obligation bearing even date herewith, the MORTGAGOR for better securing the payment of the said sum of money mentioned in the condition of the said note or obligation, with interest thereon, and also in consideration of the sum of one dollar to the MORTGAGOR in hand paid by the MORTGAGEE, the receipt whereof is acknowledged, has granted, bargained, sold, assigned, transferred and set over, and by these presents does grant, bargain, sell, assign, transfer and set over unto the MORTGAGEE.

ALL the premises known as No. 64 Edson Street, Amsterdam, New York, consisting of approximately 1.5 acres of land and the building thereon erected, located in the Edson Street Industrial Park, commonly known as lots number 7 and 8 as shown on a map of the Edson Street Industrial Park prepared by Surveying and Mapping Consultants, which map is dated November 23, 1992, and which lots bear Tax Map SBL Number 56.14-2-04; the aforesaid lots 7 and 8 partially border along the Southerly boundary of Edson Street. The subject premises are shown on a survey map that was prepared by Richard A. Papa, licensed land surveyor, dated April 24, 1991, and revised on June 4, 1991, a copy of which is annexed hereto and marked "Exhibit A". The aforesaid premises were previously conveyed to MORTGAGOR by the Amsterdam Industrial Development

Agency by deed dated October 4, 1993, which deed was recorded in the Montgomery County Clerk's Office on November 15, 1993, in Book 571 of Deeds at Page 140.

Together with all and singular the edifices, buildings, rights, members, privileges, and appurtenances thereunto belonging or in any wise appertaining; And also all the estate, right, title, interest, term of years yet to come and unexpired, property, possession, claim and demand whatsoever, as well in law as in equity, of the MORTGAGOR, of, in and to the said demised premises, and every part and parcel thereof, with the appurtenances: And also the said lease, and the renewals and security therin provided for, and every clause, article and condition therein expressed and contained to have and to hold the said lease and renewals and the security or securties deposited and to be deposited thereunder, and other hereby granted premises unto the MORTGAGEE, her assigns to their proper use, benefit and behoof for and during all the rest, residue and remainder of the said term of years yet to come and unexpired, in said lease and in the renewals provided for therein, subject, nevertheless, to the rents, covenants, conditions and provisions contained in said lease.

      Provided always, and these presents are upon the express condition, that if the MORTGAGOR shall well and truly pay unto the MORTGAGEE the said sum of money mentioned in the condition of the said note or obligation, and the interest thereon, at the time and in the manner mentioned in the said condition, according to the true intent and meaning thereof, that then and from thenceforth these presents and the estate hereby granted, shall cease, determine and be utterly void, anything hereinbefore or hereinafter contained to the contrary notwithstanding.

      And the MORTGAGOR does hereby covenant, grant, promise and agree to and with the MORTGAGEE that it shall well and truly pay unto the MORTGAGEE the said sum of money mentioned in the condition of the said note or obligation, and the interest thereon, according to the condition of the said note or obligation.

      And it is hereby expressly agreed that the whole of said principal sum shall become due at the option of the said MORTGAGEE or OBLIGEE after default in the payment of any installment of principal, or after default in the payment of interest for ten days, or after default in the payment of any rent or other charge made payable by said indenture of lease for fifteen days, or after default in the payment of any tax or assessment for thirty days after notice and demand.

      And that the said premises hereby conveyed now are free and clear of all encumbrances whatsoever, except as aforesaid, and that MORTGAGOR has good right and lawful authority to convey the same in the manner and form hereby conveyed.

      And the MORTGAGOR further covenants with the MORTGAGEE as follows:

      That the MORTGAGOR will pay the indebtedness as hereinbefore provided

      That the MORTGAGOR will pay the rents, taxes, water rates and other charges provided to be paid by the said lease, and the MORTGAGOR will on demand at any time produce receipts evidencing payment of the rents, taxes, water rates and other charges provided for in said lease, and the MORTGAGOR shall upon fifteen days notice comply with any other covenant or condition contained in said lease, and upon the failure of the MORTGAGOR so to do, the MORTGAGEE may declare the unpaid principal of this mortgage due and payable and may pay the same, and comply with the covenants or conditions, and add the amount or amounts so paid, or the cost of complying with such covenants or conditions, to the principal of this mortgage, and said amount or amounts and the unpaid principal of this mortgage shall forthwith be due and payable to the MORTGAGEE at her option.

      That the MORTGAGOR will keep the rents and profits issuing from said building and premises insured against loss by fire for the benefit of the MORTGAGEE, and in case the lease shall provide for a cancellation of the same by reason of fire, then and in that event the MORTGAGOR shall keep the said premises insured against such cancellation for the benefit of the MORTGAGEE.

      That on demand the MORTGAGOR shall furnish to the MORTGAGEE in writing the names and addresses of each of the tenants occupying the mortgaged premises, the amounts of the rentals paid by each of them and the terms of such tenancies. Upon its failure to do so or upon giving false information, the MORTGAGEE may declare the unpaid amount due and payable at his option.

      That any notice or demand or request may be made in writing and may be served in person or by mail.

      That in case of a sale, said premises, or so much thereof as may be affected by this mortgage, may be sold in one parcel.

      That the holder of this mortgage, in any action to foreclose it, shall be entitled, without notice and without regard to the adequacy of any security for the debt, to the appointment of a receiver of the rents, issues and profits of the said premises; and in the event of any default in paying said principal or interest, or in case of a default of compliance with any of the terms and conditions of this mortgage, or any of the terms and conditions of the said lease on the part of the MORTGAGOR to be performed, such rents and profits are hereby assigned to the holder of this mortgage as further security for the payment of said indebtedness, and thereupon the said lease and the renewals and the security thereunder are hereby assigned to the MORTGAGEE, and that then and from thenceforth it shall be lawful for the MORTGAGEE, her assigns, to sell, transfer and set over, all the rest, residue and remainder of the said term of years yet to come, and all other, the right, title and interest of the said MORTGAGOR of, in and to the same, at public auction, according to the act in such case made and provided. And as the attorney of the said MORTGAGOR, for that purpose and by these presents duly authorized, constituted and appointed, to make, seal, execute, and deliver to the purchaser or purchasers thereof, a good and sufficient assignment, transfer or other conveyance in the law, for the said premises, with the appurtenances; and out of the moneys arising from such sale, to retain the principal and interest which shall then be due on the said note or obligation, together with the costs and charges of advertisement and sale of the said premises, together with legal fees of 20% of the amount due and owing at the time of sale, together with court costs, rendering the overplus of the purchase money, if any, unto the MORTGAGOR, its successors and assigns. Said sale, shall forever be a perpetual bar, both in law and in equity against the MORTGAGOR, its successors, and assigns or anyone making a claim to the premises, or any part thereof from or under any rights claimed by or through the MORTGAGOR.

      That no building on the premises shall be removed or demolished without the written consent of the MORTGAGEE.

      If any action or proceeding be commenced, other than an action by the holder of this mortgage, to which action or proceeding the holder of this mortgage is made a party, or in which it becomes necessary to defend or uphold the lien of this mortgage, all sums paid by the holder of this mortgage for the expense of any litigation to prosecute or defend the rights and lien created hereby, including reasonable counsel fees, shall be paid by the MORTGAGOR, together with interest thereon, and any such sums and the interest thereon shall be a lien on said premises, attaching or accruing subsequent to the lien of this mortgage, and shall be deemed secured by this mortgage and by the obligation which it secures. In any action or proceeding to foreclose this mortgage, or to recover or collect the debt secured thereby, the provisions of law of the State of New York respecting the recovery costs, disbursements and allowances shall prevail unaffected by this covenant.

      The waiver in any one instance of any of the terms or provisions hereof, or of the note accompanying the same, shall apply to the particular instance at the particular time only, and shall not be deemed a continuing waiver, but all the terms, covenants and agreements of this mortgage, and the note accompanying same, shall survive and continue to remain in full force and effect.

      That the MORTGAGEE will within 15 days upon request, furnish a statement of the amount due on this mortgage. If the MORTGAGOR disagrees with said amount, it shall notify the MORTGAGEE within ten days of the receipt thereof, of the amount it determines is due.

      IN WITNESS WHEREOF, this mortgage has been duly executed by the MORTGAGOR.

                                                    SAFARI ENTERPRISES, INC.


                                                    By: /s/ Morton Berger
                                                        ------------------------
                                                        Morton Berger, President

                                                                          [SEAL]

                               [GRAPHIC OMITTED]

STATE OF NEW YORK )
COUNTY OF ROCKLAND)

On the 22nd day of October, 1996, before me personally came Morton Berger, to me known, who, being by me duly sworn, did depose and say that he resides at No. 13 Eastbourne Drive, Spring Valley, New York; that he is the President of Safari Enterprises, Inc., the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.


                                                       /s/ Louis Reda
                                             -----------------------------------
                                                        Notary Public

                                                           LOUIS REDA
                                                 NOTARY PUBLIC State of New York
                                                          NO. 85136_6
                                                  QUALIFIED IN ROCKLAND COUNTY
                                                COMMISSION EXPIRES Nov 30, 1996

State of New York       )
County of Montogomery   ) SS.

Basic Mort. Tax   $197.50   Paid
                ------------

Special Tax       $ 98.75   Paid
                ------------

Date  10-25-96

    /s/ Helen A. Bartone
------------------------------
HELEN A. BARTONE, COUNTY CLERK

                                                          STATE OF NEW YORK)SS
                                                          MONTGOMERY COUNTY)
                                                     Recorded on the 25th day
                                                     of Oct. 1996 at 2:46
                                                     o'clock P.M. in Book 726
                                                     of Mortgage at page 113 and
                                                     examined.

                                                        /s/ Helen A. Bartone
                                                     ---------------------------
                                                                          CLERK

              [LETTERHEAD OF Smith & Wesson (R) Recoil Pad Company

                                        September 24, 1999

Mr. Mark Hendricks
P.O. Box 507
Montezuma, IO 50171

Dear Mark:

This letter is intended to confirm that you have been retained to act as our technical consultant in our development of new recoil and cheek pads.

In consideration of your services, we will pay you $0.25 per pad sold with regard to pads developed with your technical assistance.

Any patents resulting from your consulting services shall inure to the benefit of and be applied for and issued in the name of Safari Associates, Inc., or its designee. Furthermore, anything done by you in your capacity as our consultant shall be proprietary to us and shall not be disclosed by you to any third party unless agreed to by us.

This agreement may not be assigned by you except to a corporation in which you own 75% of the issued and outstanding corporate stock.

If this letter correctly sets forth our understanding, please sign the enclosed duplicate original and return it to our office.

                                        Sincerely,


                                        /s/ Morton Berger
                                        Morton Berger

Agreed and consented to this 30 day of
September, 1999.


/s/ Mark Hendricks
--------------------------------------
Mark Hendricks